Exhibit 99.1
TRADED: NYSE (IEX)
For further information, contact:
Heath A. Mitts
VP—Finance
847.498.7070
FOR IMMEDIATE RELEASE
Wednesday, February 23, 2011
IDEX CORPORATION ANNOUNCES RETIREMENT OF NEIL SPRINGER;
APPOINTMENT OF TONY SATTERTHWAITE TO BOARD OF DIRECTORS
Lake Forest, IL, February 23, 2011 — IDEX CORPORATION (NYSE: IEX)
IDEX Corporation (NYSE:IEX) today announced that Neil Springer informed the company of his intention to retire and resign from the IDEX Board effective at the 2011 Annual Meeting of Stockholders on April 5, 2011. Mr. Springer joined the company’s Board in February 1990. On April 6, 2010, he was reelected to serve a three-year term ending at the IDEX Corporation 2013 annual meeting of stockholders.
Commenting on the resignation, IDEX Chairman and Chief Executive Officer Larry Kingsley said, “Neil has been a highly valued Board member. In addition to his general Board duties, he has served during his long tenure on all of the Board Committees, including as Chair of the Nominating and Corporate Governance Committee from 2002 until 2010. We thank him for his many years of service.
The company also announced the appointment of Tony Satterthwaite, with effect on Mr. Springer’s retirement on the date of the Annual Meeting. Mr. Satterthwaite will also serve on the company’s Audit Committee.
“We’re excited to have Tony join our Board,” said Larry Kingsley, IDEX’s Chairman and Chief Executive Officer. “He brings a great deal of international and emerging markets business expertise. His background and knowledge will be particularly instrumental in helping us evaluate strategic alternatives as we continue to grow our business in developing countries.”
Mr. Satterthwaite serves as President of Cummins Power Generation, a business unit of Cummins, Inc., a manufacturer of diesel and natural gas power generating, transfer and control technologies. Cummins commercial power systems are used in standby and emergency systems, and multi-megawatt peaking facilities. Mr. Satterthwaite has 14 years of international experience, living abroad in the U.K. and in Singapore. He ran Cummins’ Southeast Asia region and led Power Generation’s business in Asia-Pacific. He was named Managing Director of Power Generation’s operations in Ramsgate,

England in 1999 and promoted to Vice President in 2001, and President of the business unit in 2008.
Before joining Cummins in 1988, Mr. Satterthwaite was a General Field Engineer for Schlumberger. He has an M.B.A. degree from Stanford University and an undergraduate degree in Civil Engineering from Cornell University.
“Tony adds a new dimension to IDEX’s Board,” said Bradley Bell, Chairman of the Nominating and Corporate Governance Committee of IDEX’s Board of Directors. “His international business expertise will provide considerable value in helping the Board and management evaluate various strategic opportunities. His appointment is consistent with our commitment to select individuals with applicable professional experience, and to continue to be a strong and independent Board.”
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.